UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to ss.240.14a-12

Culp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1823 Eastchester Drive
Post Office Box 2686
High Point, North Carolina 27261-2686
Telephone: (336) 889-5161

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
September 21, 2010

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the “Company”) will be held at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina, on Tuesday, September 21, 2010, at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

(1)	To elect five directors to serve until their successors are duly elected and qualified;

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the current fiscal year; and

(3)	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only shareholders of record as of the close of business on July 21, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the meeting, your proxy will be returned to you upon request.  You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

The proxy statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy.  You are urged to study this information carefully.

The 2010 Annual Report of the Company also accompanies this notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on September 21, 2010:  The Proxy Statement and the Annual Report to Shareholders for the fiscal year ended May 2, 2010 are also available free of charge at www.culp.com.

By Order of the Board of Directors,

KENNETH R. BOWLING
Corporate Secretary

August 20, 2010

Proxy Statement

INTRODUCTION

This proxy statement is furnished to the shareholders of Culp, Inc. (sometimes referred to as the “Company”) by the Company’s Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, September 21, 2010, at 9:00 a.m. at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina, and at any adjournment or adjournments thereof.  Action will be taken at the Annual Meeting on the items described in this proxy statement, and on any other business that properly comes before the meeting.

This proxy statement, the accompanying form of proxy and the Company’s 2010 Annual Report to Shareholders are first being mailed to shareholders on or about August 20, 2010.  The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting.  Most shareholders have the choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number.  You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available.  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 1:00 a.m. Central Daylight Time on September 21, 2010.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

NEW RULE FOR THIS YEAR:  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this proxy statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.  Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by:

•	duly executing a proxy bearing a later date;

•	executing a notice of revocation in a written instrument filed with the secretary of the Company; or

•	appearing at the meeting and notifying the secretary of the intention to vote in person.

Unless a contrary choice is specified, all shares represented by valid proxies that are received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the election of all the director nominees named in this proxy statement, and for ratification of the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year.  The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.  If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  Directors will be elected by a plurality of the votes cast.  Cumulative voting is not permitted.  A shareholder abstaining from the vote on a proposal and any broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question.

Shareholders do not have dissenters’ rights with respect to any of the matters to be considered.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  However, Company employees will not be specifically compensated for these services.  The Company also will request brokers and others to send solicitation material to beneficial owners of the Company’s stock and will, upon request, reimburse their out-of-pocket costs.

VOTING SECURITIES

Only shareholders of record at the close of business on July 21, 2010 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof.  The number of outstanding shares entitled to vote at the meeting is 13,084,137.  Shareholders are entitled to one vote for each share of the Company’s common stock.

The following table lists the beneficial ownership of the Company’s common stock with respect to each person known by the Company to be the beneficial owner of more than five percent of such common stock as of May 2, 2010 (fiscal year-end date).  The number of outstanding shares at May 2, 2010 was 13,051,785.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Common stock, par value $.05 per share	Atlantic Trust and Robert G. Culp, III,	1,671,907	(1)	12.8%
	jointly through the Robert G. Culp, Jr. Trust
	100 Federal Street, 37th Floor
	Boston, MA 02110

	Robert G. Culp, III, outside of Robert G.	519,816	(2)	4.0%
	Culp, Jr. Trust
	903 Forrest Hill Drive
	High Point, NC 27262

	Total for Robert G. Culp, III	2,191,723	(3)	16.8%
	903 Forest Drive
	High Point, NC 27262

	R. Scott Asen and related entities	1,474,050	(4)	11.3%
	222 ½ E. 49th St.
	New York, NY 10017

	T. Rowe Price Associates, Inc.	1,279,800	(5)	9.8%
	100 East Pratt Street
	Baltimore, MD 21202

	Dimensional Fund Advisors Inc.	900,917	(6)	6.9%
	Palisades West, Building One
	6300 Bee Cave Road
	Austin, TX 78746

(1)	All of these shares also are included in the total shares listed below for Robert G. Culp, III (see Note (3) below). These shares are held of record by Atlantic Trust for the benefit of:

Name	Amountof Shares*

Judith C. Walker, sister of Robert G. Culp, III	547,094
Harry R. Culp, brother of Robert G. Culp, III	342,719
Robert G. Culp, III	782,094
1,671,907
* Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest.

(2)
These shares do not include the shares listed above that also are beneficially owned by Atlantic Trust as trustee of the Robert G. Culp, Jr. Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest (see Note (1) above).  These shares include 51,481 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, approximately 27,916 shares owned by Mr. Culp through the Company’s 401(k) plan, and 56,500 shares subject to options owned by Mr. Culp that are immediately exercisable.  For purposes of this proxy statement, “immediately exercisable” options are those that are currently exercisable or exercisable within 60 days.

(3)
These shares include all of the shares listed above that are beneficially owned by Atlantic Trust as trustee of the Robert G. Culp, Jr. Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest (see Note (1) above).  These shares also include all of the shares listed above that are beneficially owned by Robert G. Culp, III outside of the Robert G. Culp, Jr. Trust (see Note (2) above).

(4)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission by R. Scott Asen (the “Reporting Person”) on January 19, 2010.  Includes 1,348,900 shares over which the Reporting Person has sole voting and dispositive power, and 125,150 shares held by certain Managed Accounts that receive certain advisory services from Asen and Co., of which the Reporting Person is president.  The Reporting Person disclaims beneficial ownership of 61,700 shares owned by a charitable foundation of which the Reporting Person is the sole trustee, as well as the 125,150 shares held by the Managed Accounts referenced above, except in each case to the extent of the Reporting Person’s pecuniary interest.

(5)
Based upon information obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010, and includes shares held by the T. Rowe Price Small Cap Value Fund, which owns 873,000 shares, representing 6.7% of the shares outstanding.  T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager of certain other investment vehicles, including commingled group trusts.  These investment companies, trusts and accounts are the “Funds.”  In its role as investment advisor and investment manager, Dimensional possessed both investment and/or voting power over 900,917 shares of Culp, Inc. stock as of December 31, 2009.  The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

PROPOSAL 1:  ELECTION OF DIRECTORS

The number of directors constituting the Board has been fixed at five in accordance with the Company’s bylaws.  Under the Company’s amended and restated bylaws, which were adopted in 2007, directors are elected at each annual meeting and hold office for a one-year term or until their respective successors are elected and have qualified.  The terms of all five directors expire at the 2010 Annual Meeting, and thus five directors will be elected for a one-year term at the 2010 Annual Meeting.

In the absence of specifications to the contrary, proxies will be voted for the election of each of the five nominees listed in the table below, and an equal number of votes will be cast for each nominee.  In no case will proxies be voted for more than five nominees.  The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors.  If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees.  The Board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees:

ROBERT G. CULP, III is one of the founders of the Company and was executive vice president and secretary until 1981 when he was elected by the Board to serve as president. The Board elected Mr. Culp chief operating officer in 1985 and chief executive officer in 1988, and he held that position until 2007.  In 1990, the Board of Directors elected Mr. Culp Chairman of the Board, and he continues to serve in that role.  Mr. Culp currently serves as a member of the board of directors of Stanley Furniture Company, Inc. in Stanleytown, Virginia and Old Dominion Freight Line, Inc. in Thomasville, North Carolina.  He is the father of Robert G. Culp, IV.

Mr. Culp, as one of the Company’s founders, has intimate knowledge of the Company and its development, as well as the furniture and bedding industries.  He has strong relationships throughout the Company’s industries, and brings extensive knowledge and skills for marketing fabrics, as well as executive and management experience.

FRANKLIN N. SAXON has been employed by the Company since 1983, serving in various capacities, including chief financial officer from 1985 to 1998.  In 1998, Mr. Saxon was elected president, Culp Velvets/Prints division.  In 2001, the Board elected Mr. Saxon executive vice president, chief financial officer and president, Culp Velvets/Prints division.  The Board elected Mr. Saxon president and chief operating officer of the Company in June 2004.  He was elected as president and chief executive officer in May 2007.

Mr. Saxon has very strong knowledge about the Company and its business, having been employed with Culp since before it became a public company.  He developed management and executive skills in a number of leadership roles in the Company before being named CEO.  He also has extensive financial management expertise, having worked in public accounting before joining the Company, and serving as the Company’s chief financial officer for many years.

PATRICK B. FLAVIN is the retired president and chief investment officer of Flavin, Blake & Co., Inc., an investment management company.

Mr. Flavin has enjoyed a long career in investments and finance, and he brings to the Company strong skills in accounting, financial analysis and risk management as a Chartered Financial Analyst.  He has substantial experience analyzing the financial performance of companies in the furniture and bedding industries.  Mr. Flavin also has international business knowledge, based upon prior overseas employment in the financial services industry.

KENNETH R. LARSON is owner and chief executive officer of Slumberland Furniture in Little Canada, Minnesota, a home furnishings retailer with 120 stores in an eleven-state area.

Mr. Larson brings to the Company deep knowledge about retail and marketing environments in bedding and furniture, having founded and grown a large retailer of these products.  He also has substantial executive and management expertise through the company he founded and led for many years, and additional oversight experience through service on over 10 non-profit boards.

KENNETH W. MCALLISTER has been member/manager of McAllister & Tyrey, PLLC, a law firm, since January 2004.  He was a senior executive vice president and general counsel of Wachovia Corporation, a bank holding company, from 1997 until his retirement in 2001, and served as general counsel since joining Wachovia in 1988.  Mr. McAllister served as United States Attorney for the Middle District of North Carolina from 1981 to 1986. He is a director of High Point Bank Corporation, High Point Bank and Trust Co., and Lawyers Mutual Liability Insurance Company of North Carolina.

Mr. McAllister has extensive corporate governance and legal knowledge, as well as regulatory compliance experience, having served as general counsel of a large public corporation, and as a director of several public companies and other organizations.  He has strong knowledge of the financial services industry, and substantial knowledge about the furniture and bedding industries through his lifelong involvement in the High Point and Triad communities in North Carolina.

Non-Director Executive Officers:

ROBERT G. CULP, IV has been employed by the Company since 1998 and has served in various capacities.  The Board elected Mr. Culp as president of the Culp Home Fashions division in June 2004.  He is the son of Robert G. Culp, III.

KENNETH R. BOWLING joined the Company in 1997 as controller for the Culp Velvets/Prints division.  He was promoted to corporate controller in 2001 and was named corporate controller and assistant treasurer in 2002.  In 2004, he was promoted to vice president, finance and treasurer.  Mr. Bowling became our chief financial officer in 2007 and corporate secretary in 2008.

THOMAS B. GALLAGHER, JR. joined the Company in January 2005 as assistant controller.  He was promoted to controller in January 2006, and in June of 2007, he was elected corporate controller, assistant treasurer and assistant secretary.  Previously he had been senior audit manager with the accounting firm of BDO Seidman, LLP.

The following table sets forth certain information with respect to the nominees for election to the Board of Directors, persons who were directors and executive officers of the Company as of May 2, 2010 and all executive officers, directors and nominees of the Company as a group, a total of 8 persons, as of May 2, 2010:

Name and Age	Position with Company (1)	Year Became Director	Year Term Expires	Shares and Percent of Common Stock Beneficially Owned As of May 2, 2010		Notes

Directors and Executive Officers

Robert G. Culp, III, 63	Chairman of the Board,	1972	2010	2,191,723		(2)
	Director			16.8%

Franklin N. Saxon, 58	President and Chief	1987	2010	385,643		(3)
	Executive Officer, Director			3.0%

Patrick B. Flavin, 63	Director	1999	2010	28,925	*	(4)

Kenneth R. Larson, 67	Director	2004	2010	77,875	*	(5)

Kenneth W. McAllister, 61	Director	2002	2010	35,625	*	(6)

Robert G. Culp, IV, 39	President, Culp Home	N/A	N/A	98,305	*	(7)
	Fashions Division

Kenneth R. Bowling, 48	Vice President and Chief	N/A	N/A	19,312	*	(8)
	Financial Officer, Treasurer
	and Corporate Secretary

Thomas B. Gallagher, Jr., 38	Corporate Controller,	N/A	N/A	--	*
	Assistant Treasurer and
	Assistant Secretary

All executive officers, directors and	N/A	N/A	N/A	2,837,408		(9)
nominees as a group (8 persons)				21.7%

*	Less than one percent.

(1)	Officers of the Company were elected by the Board of Directors in July 2010.

(2)
Includes 1,671,907 shares held of record by Atlantic Trust for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest; includes 51,481 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp disclaims; and includes 56,500 shares subject to options owned by Mr. Culp that are immediately exercisable, and approximately 27,196 shares owned by Mr. Culp through the Company’s 401(k) plan.

(3)
Includes 60,000 shares of time-vested restricted common stock owned by Mr. Saxon, which vest in equal one-third installments on July 1, 2012, 2013, and 2014; 60,000 shares of time-vested restricted common stock owned by Mr. Saxon, which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 70,000 shares subject to options owned by Mr. Saxon that are immediately exercisable; and approximately 79,427 shares owned by Mr. Saxon through the Company’s 401(k) plan.

(4)	Includes 15,625 shares subject to options owned by Mr. Flavin that are immediately exercisable

(5)	Includes 11,875 shares subject to options owned by Mr. Larson that are immediately exercisable.

(6)	Includes 15,625 shares subject to options owned by Mr. McAllister that are immediately exercisable.

(7)
Includes 20,000 shares of time-vested restricted common stock owned Mr. Culp, IV, which vest in equal one-third installments on July 1, 2012, 2013, and 2014; 15,000 shares of time-vested restricted common stock owned by Mr. Culp, IV which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 33,000 shares subject to options owned by Mr. Culp, IV that are immediately exercisable; and approximately 3,829 shares owned by Mr. Culp, IV through the Company’s 401(k) plan.

(8)
Includes 10,000 shares of time-vested restricted common stock owned by Mr. Bowling, which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 5,000 shares subject to options by Mr. Bowling that are immediately exercisable; and approximately 3,812 shares owned by Mr. Bowling through the Company’s 401(k) plan.

(9)	Includes 207,625 shares subject to options owned by certain officers, directors and nominees that are immediately exercisable.

The Board of Directors recommends a vote “FOR” the five nominees listed above as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board of Directors has approved Corporate Governance Guidelines, with the goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders.  The Corporate Governance Guidelines are available on the Company’s website at www.culp.com in the “Investor Relations/Governance” section and are available in print to any shareholder upon request.  In addition, the charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also included in the “Investor Relations/Governance” section of the Company’s website and are available in print to any shareholder upon request.

Director Independence

The Board believes that independent directors should comprise a majority of the Board, and the Company’s Corporate Governance Guidelines (as well as New York Stock Exchange rules) require that a majority of the Company’s Board be independent.  To be considered independent, a director must be determined, by resolution of the Board as a whole, to have no material relationship with the Company other than as a director.  These determinations are made annually.  In each case, the Board considers all relevant facts and circumstances and applies the independence standards of the New York Stock Exchange.  In addition, the Board has adopted the following categorical standards, which are included in the Company’s Corporate Governance Guidelines, to assist in the determination of director independence.  These categorical standards conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards:

(i)	Disqualifying Relationships – A director will not be considered independent if any of the following has occurred within the preceding three years:

•	the director was employed by the Company

•	the director’s immediate family member was employed by the Company as an executive officer

•
the director or the director’s immediate family member received more than $25,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company)

•	the director was affiliated with or employed by the Company’s independent auditor

•	the director’s immediate family member was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity

•
an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or the director’s immediate family member as an executive officer

(ii)	Commercial Relationships – The following commercial relationships will not be considered to be material relationships that would impair a director’s status as being independent:

•
the director is an executive officer or employee or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•
the director’s immediate family member is an executive officer or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•
the director or the director’s immediate family member is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer

(iii)
Charitable Relationships – The following charitable relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a member of a director’s immediate family, serves as an executive officer of a charitable or other not-for-profit organization, and the Company’s charitable contributions to the organization, in the aggregate, are less than two percent of that organization’s total revenues during its most recent fiscal year.

(iv)	Stock Ownership – Ownership of a significant amount of the Company’s stock does not necessarily preclude a determination of independence.

Applying the independence standards described above, the Board has determined that the following current directors and/or nominees are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s categorical standards of independence:  Messrs. Flavin, Larson and McAllister.  These determinations are based primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with directors.

Board Leadership Structure and Lead Director; Executive Sessions of Independent Directors

The roles of Chairman of the Board and Chief Executive Officer are filled separately by two individuals, both of whom are executive officers.  The Board believes it should have flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee.  The Board believes that the complementary leadership skills of Mr. Culp, III as Chairman and Mr. Saxon as CEO are currently serving the Board and the Company well.

Independent Board members meet separately from the other directors at regularly scheduled executive sessions, without the presence of management directors or executive officers of the Company (except to the extent that the independent directors request the attendance of any executive officers).  These meetings normally occur quarterly.  The independent directors have designated a “lead director” to preside at these meetings, to advise management and to otherwise act as a liaison between the independent directors and the Company’s management.  Mr. McAllister has served as lead director since 2006.

Director Attendance at Annual Meetings

Directors are expected to attend the Company’s Annual Meeting of Shareholders absent exceptional cause.  All directors then on the Board attended the 2009 Annual Meeting of Shareholders.

Risk Oversight

The Board oversees risk-assessment in a number of ways, both as a full Board and through its committees.  The Board assesses enterprise risk as it reviews and directs the Company’s strategic plans and decisions, both for operational and financial matters.  The Board as a whole, in executive sessions and in meetings with management, assesses risks faced by the Company and evaluates ways to mitigate those risks.  The Audit Committee has the responsibility to review and discuss with management, and with the internal auditor and the independent auditor, as appropriate, issues regarding the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and the steps management has taken to monitor and mitigate such exposure.  In addition, the Compensation Committee assesses the Company’s compensation policies and practices to ensure that compensation arrangements do not provide incentives that create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  The Code is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section and is available in print to any shareholder who requests it.  The Company will disclose on its website or by the filing of a Form 8-K any substantive amendments to the Code with regard to executive officers and any waivers granted under the Code for executive officers or directors.

Communications with Directors

The Company and the Company’s Board of Directors believe it is important that a direct and open line of communication exist between the Company’s Board of Directors and its shareholders and other interested parties.  Any shareholder or other interested party who desires to contact the Company’s directors may send a letter to the following address:

Culp, Inc. Board of Directors
c/o Corporate Secretary
P.O. Box 2686
High Point, North Carolina  27261-2686

Communications to directors will be handled by the office of the Corporate Secretary and forwarded as soon as practicable to the lead director designated by the independent directors.

The Company also has a separate policy that allows shareholders, employees or other interested parties to communicate with the Chairman of the Audit Committee of the Board of Directors to report complaints or concerns regarding accounting, internal accounting controls, or audit matters.  More details about this policy are available on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section under the heading “Complaint Procedures for Accounting, Internal Accounting Controls, or Auditing Matters.”

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for selecting persons to be recommended to the Board to fill vacancies on the Board, as well as persons to be recommended to the Board to be submitted to the shareholders as nominees for election as directors of the Company.  The charter of the Corporate Governance and Nominating Committee sets forth the specific responsibilities and duties of that committee, and a copy of the charter may be found on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section.  Among other things, the charter requires that the Corporate Governance and Nominating Committee consist of not less than three directors, each of whom must be independent as determined by the Board of Directors and as defined by New York Stock Exchange rules.  All of the current members of the Corporate Governance and Nominating Committee are independent directors.

The goal of the Corporate Governance and Nominating Committee is to create a Board that will demonstrate competence, objectivity, and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Corporate Governance and Nominating Committee considers the needs of the Board of Directors in light of the current mix of director skills and attributes.  In accordance with the Corporate Governance Guidelines adopted by the Board, the Corporate Governance and Nominating Committee will seek a diversity of skills and backgrounds among directors in assessing candidates for membership on the Board.  The Corporate Governance and Nominating Committee will seek candidates who possess honesty and integrity, sound business judgment, financial literacy, strategic and analytical insight, and the ability to commit an adequate amount of time to make a productive contribution to the Board and the Company.  In addition, the Corporate Governance and Nominating Committee will seek to assure that one or more Board members possess each of the following characteristics: knowledge and experience in the Company’s industry, management experience, international business knowledge, expertise in accounting or financial analysis, and regulatory compliance expertise.  When the Corporate Governance and Nominating Committee is considering current Board members for nomination for reelection, the committee also considers prior Board contributions and performance, as well as attendance records for Board and committee meetings.

The Corporate Governance and Nominating Committee may seek input from other members of the Board and management in identifying and attracting director candidates who meet the criteria outlined above.  In addition, the committee may use the services of consultants or a search firm, although it has not done so in the past.  Recommendations from shareholders for nominees to the Board of Directors will be considered by the Corporate Governance and Nominating Committee if made in writing addressed to any member of the committee at the Company’s main office.  In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.  Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.

BOARD COMMITTEES AND ATTENDANCE

There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Each of the members of each of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (and any director who served on such committees at any time during the fiscal year) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the director independence standards set forth in the regulations of the New York Stock Exchange and the Company’s categorical standards of independence.  Also, each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.  The written charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website at www.culp.com in the “Investor Relations/Governance” section.

Executive Committee

The Executive Committee, the members of which are Messrs. Culp (Chairman), Saxon and McAllister, may exercise the full authority of the Board of Directors when the Board is not in session, except for certain powers related to borrowing and electing certain officers, and other powers that may not lawfully be delegated to Board committees.  Under current management practices, the Executive Committee exists mainly to act in place of the Board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire Board or to obtain written consents from all Board members.  The Executive Committee did not hold any formal meetings during fiscal 2010, and all significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors of the Company, and must pre-approve all services provided.  The committee discusses and reviews in advance the scope and the fees of the annual audit and reviews the results thereof with the independent auditors. The auditors meet with the committee to discuss audit and financial reporting issues. The committee reviews the Company’s significant accounting policies, internal accounting controls, reports from the Company’s internal auditor, quarterly financial information releases, Quarterly Reports on Form 10-Q, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.  In addition, the committee reviews and approves all significant transactions between the Company and any related party, and reviews the Company’s risk assessment and risk management policies.

Members of the Audit Committee are Messrs. Flavin (Chairman), Larson and McAllister.  The Board of Directors has determined that all members of the Audit Committee are financially literate as defined by the rules of the New York Stock Exchange.  In addition, the Board has determined that Mr. Flavin qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee reviews the performance of the chief executive officer and determines the chief executive officer’s compensation after consulting with the Board of Directors.  The Compensation Committee performs the same functions with regard to other executive officers after consulting with the chief executive officer.  The committee also makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and it administers the incentive compensation and equity-based plans after they are adopted.  In performing its obligations, the Compensation Committee regularly meets with and consults with the chief executive officer, and occasionally other executive officers, to receive their recommendations regarding executive compensation.  The committee’s charter does not address its ability to delegate its authority to others, and although it may have such power, in practice the Compensation Committee approves all final decisions regarding changes in the compensation of executive officers.  The members of this committee are Messrs. Larson (Chairman), Flavin and McAllister.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Messrs. McAllister (Chairman), Larson and Flavin.  The committee reviews and recommends to the Board candidates for appointment to fill vacancies on the Board as well as candidates for selection as director nominees for election by shareholders. The Corporate Governance and Nominating Committee also considers and makes recommendations to the Board on other matters relating to the size and function of the Board and its committees, to the Board’s policies and procedures, and to corporate governance policies applicable to the Company.

Attendance

During the fiscal year ended May 2, 2010, the Board of Directors had six meetings; the Audit Committee had thirteen meetings; the Compensation Committee had five meetings; and the Corporate Governance and Nominating Committee had four meetings.  Each Board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Overview

The primary objective of our executive compensation program is to support the corporate goals of increasing our earnings, return on capital and shareholder value.  We believe the best way to accomplish this objective is to focus the program on these secondary objectives:

•	attracting and retaining management with the skills to lead the Company successfully;

•	fairly compensating management for their service to our Company, which helps retain and motivate them;

•	aligning the long-term interests of management with those of our shareholders; and

•	rewarding management for achieving specific corporate goals.

Our Compensation Committee’s policy is to base compensation for our executive officers on three main factors:

(1)	the compensation paid to executive officers at comparable companies;

(2)	our financial performance; and

(3)	each individual officer’s performance and contribution to our Company.

The committee relies more heavily on the first two factors in setting annual base salaries for executive officers and in making decisions about non-current compensation – for example, certain retirement plans and severance protection – that is available only to top management.  The committee typically links the second factor to executive officer compensation through annual incentive bonuses, periodic grants of equity-based awards to executive officers.

Compensation Elements

The following elements made up the fiscal 2010 compensation program for our executive officers, including all of the executive officers listed in the Summary Compensation Table on page 19 (whom we refer to as the “named executive officers”):

Element	Form of compensation	Purpose	Performance criteria

Base salary	Cash	Providing a competitive level of fixed compensation that attracts and retains skilled management	Not performance-based

Annual incentive bonus	Cash	Creating incentive for executive officers to direct their efforts toward achieving specified financial goals for the Company	Specific financial performance measures selected by the Compensation Committee

Long-term incentive awards	Stock options, restricted stock, and other equity-based awards	Creating a strong financial incentive for meeting or exceeding long-term financial goals, rewarding past performance, recognizing promotions and encouraging an equity stake in our Company	Common stock price and in certain cases return on capital (ROC)

Element	Form of compensation	Purpose	Performance criteria

Health and welfare plans
Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, life insurance and disability plans and a severance plan
		Providing a competitive, broad-based employee benefits structure	Not performance-based

Retirement plans	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees) and, for certain officers, a supplemental deferred compensation plan	Providing competitive retirement-planning benefits to attract and retain skilled management	Not performance-based

Split-dollar life insurance plan	Company-paid life insurance policy for the benefit of Mr. Culp, III, our Chairman	Providing an additional death benefit in a cost-effective manner	Not performance-based

Perquisites	Automobile allowance or lease, plus business club dues for Mr. Culp, III	Providing a competitive compensation package	Not performance-based

Severance protection plan	Eligibility to receive cash severance in connection with termination in anticipation of or within a period after a change of control	Providing a competitive compensation package and ensuring continuity of management in the event of any actual or threatened change in control of our Company	Not performance-based

Base salary

Our Compensation Committee sets base salaries for our named executive officers based primarily on:

(1)           base salaries paid to executive officers at comparable companies, and

(2)           each individual officer’s performance and contribution to our Company.

Our financial performance for the prior year can also play a role in the committee’s consideration of annual salary adjustments.

The committee’s information on base salaries at comparable companies comes from SEC filings by public companies and general knowledge about manufacturing companies of similar size or within our industry.  Given the size of our Company, we believe it is appropriate to research this information ourselves rather than relying on a potentially more extensive, but expensive, data review by a compensation consultant.  During 2007, and in setting salaries for fiscal 2008, we considered base salary data from the companies listed below.  In fiscal 2008 and 2009, some executive salaries were reduced as part of expense reduction initiatives.  For that reason, data was not gathered and the previous data was deemed relevant since it was used for fiscal 2008.  In setting salaries for fiscal 2010, we conducted an informal review of published compensation information of various companies, but no formal compilation of this information was made.  The knowledge gained, in addition to the salary history for our executives in prior years, along with the information compiled in fiscal 2008 about the following companies, was considered in setting salaries for fiscal 2010.

Burke Mills, Inc.
Crown Crafts, Inc.
Decorator Industries, Inc.
The Dixie Group
The Hallwood Group Incorporated
Innovo Group, Inc.
International Textile Group, Inc.
JPS Textile Group, Inc.
Mohawk Industries, Inc.
Polymer Group, Inc.
Quaker Fabric Corporation
Unifi, Inc.

When the information was gathered, we considered the companies listed above to be comparable because they were other manufacturers of textile products based in the U.S.  Based on the considerations discussed above, the committee decided that the salaries of our executive officers for fiscal 2010 were comparable to or below the average level within our industry, and were at levels needed to properly reward and retain qualified leadership for the Company.

In setting base salaries for the named executive officers, the committee also considers each officer’s performance and contribution to our Company in the prior fiscal year, along with Company financial performance.  The committee determined that each of the named executive officers performed satisfactorily during fiscal 2009.

Early in fiscal 2010, the Compensation Committee took action to adjust the salaries of the executive officers.  The salaries of three of the named executive officers had been reduced during fiscal 2009 as part of our profit improvement plan.  Mr. Saxon and Mr. Culp, III had also taken additional salary cuts in fiscal 2009 and fiscal 2008 as part of cost reduction initiatives.  In light of improved financial performance and balance sheet strength at the beginning of fiscal 2010, the committee approved restoration of Mr. Culp, III’s salary to $250,000, restoration of Mr. Saxon’s salary to $350,000, and restoration of Mr. Bowling’s salary to $175,000.  These levels were the annual salaries in place for these three individuals prior to the reductions described in the preceding sentences.  In approving the salary increase for Mr. Culp, III, the committee also considered increased responsibilities that had been taken on by Mr. Culp, III in sales and marketing for the upholstery fabrics division.  At the same time as these changes were made, Mr. Culp, IV’s salary was increased by $5,000.

Annual incentive bonus

For the past three fiscal years, annual incentive bonuses have been awarded to management, including the named executive officers, under our Management Incentive Plan, which awards bonuses based on our Company’s achievement of pre-established financial performance goals.

For fiscal 2010, the Compensation Committee set financial performance goals and potential bonus awards pursuant to the corporate Management Incentive Plan.  Mr. Culp, III, Mr. Saxon, Mr. Bowling, and Mr. Gallagher were among the plan participants.  The financial performance measures for fiscal 2010 were operating income, free cash flow and net sales, in each case excluding certain extraordinary and non-recurring items.  These measures were weighted to make up the total bonus opportunity, as follows:  operating income at 50%, free cash flow at 20%, and net sales at 30%.

The Compensation Committee set threshold, target, maximum and super maximum performance levels for each measure.  The bonus levels increase, as a percentage of base salary, with the level of the participant’s responsibility within our Company.  For our named executive officers who participated in the plan, the target bonuses for fiscal 2010 ranged from 25% to 80% of base salary at the beginning of the year.  The performance targets, actual results achieved, and the resulting bonuses paid are described in the “Grants of Plan-Based Awards” section following the Summary Compensation Table.

In fiscal 2010, Mr. Culp, IV continued to participate in a separate management incentive plan that pays bonuses to management of the Culp Home Fashions (CHF) division, which Mr. Culp, IV serves as President.  Bonuses were based on the performance of the CHF division against pre-established financial performance measures for the division.  Like the corporate Management Incentive Plan, the CHF incentive plan sets performance measures on the basis of operating income, free cash flow and net sales, in each case excluding extraordinary and non-recurring items.  The relative weight for each performance measure is also the same as for the corporate plan.  Threshold, target, maximum and super maximum bonus levels were set on the same basis as for the corporate plan.  The performance targets, actual results achieved, and the resulting bonuses paid are described in the “Grants of Plan-Based Awards” section following the Summary Compensation Table.  In addition to the incentive bonus under the regular CHF management incentive plan, Mr. Culp, IV also participates in an incentive plan that can result in additional bonus of up to $10,000 per fiscal quarter to Mr. Culp, IV based on the CHF division achieving certain levels of improvement in inventory turns.

Long-term incentives awards

For many years, the Compensation Committee has used stock options and other equity awards as a tool for aligning executives’ long-term interests with those of our shareholders, thereby giving the officers a strong personal incentive to help us meet or exceed our long-term financial goals and increase shareholder return.  In recent years, the committee periodically approved the grant of stock options to management and other key employees, including all of the named executive officers.  Our current stock option plans require that all options be granted at exercise prices that are at or above the fair market value of our common stock at the time of grant.  This means that option recipients will not realize any value for their options unless our stock price increases.  In addition, options have been granted with provisions that they will only become exercisable in increments over a period of time (typically five years), so optionees must remain employed for a significant additional period before realizing any value for their options.

Beginning in fiscal 2009, we also granted other types of equity-based awards to a number of key individuals in the Company.  These grants included time-vested restricted stock awards and performance-based stock unit awards.  Three of our named executive officers were included in the group that received these awards.  The purpose of the restricted stock awards was to provide incentives for the executives to remain with the Company over an extended period while working to enhance our stock price, and the purpose of the performance-based stock awards was to provide incentives to increase the Company’s return on capital over an extended period, with greater rewards of stock being earned at various levels of return on capital for six-month measurement periods during the three years following the grant.

In fiscal 2010, no stock options were granted to our executive officers, and the committee chose instead to make only selective additional grants of restricted stock to two executive officers.  The restricted stock granted to Mr. Saxon and Mr. Culp, IV will vest in one-third increments beginning three years after the date of grant, helping to retain the services of these executives over the long term.  In granting these awards, the committee sought to provide incentives for these officers to remain with the Company, increase their ownership position in the Company and the portion of their compensation package consisting of non-cash equity-based compensation, provide incentives to improve the financial performance of the Company, and better align the officers’ compensation with the long-term interests of the Company’s shareholders.

We currently do not have a formal system for determining the number of equity awards we grant each year, either in the aggregate or to any individual.  In making its grant decisions, the committee generally considers the individual’s level of responsibility and/or ability to affect stock price or other performance measures such as earnings.  The committee also sometimes grants equity awards to recognize changes in responsibilities.  It also considers other equity-based compensation granted to the individual in the current or prior years.  The numbers of equity awards granted during fiscal 2010 were based upon the committee’s assessment of an appropriate number to provide adequate incentive to the recipients of the grants, taking into account the number of equity awards granted in prior years, management’s recommendation, and the remainder of the recipients’ compensation package.

Health and welfare plans

Our current health and welfare benefit plans are open to all full-time employees.  Under each plan, the named executive officers receive either the same benefit as all other salaried employees or a benefit that is exactly proportional, as a percentage of salary, to the benefits that others receive.  For example, the amount of each individual’s Company-paid life insurance policy is based on his or her base salary.

Retirement plans

401(k)

Participation in our tax-qualified 401(k) plan is available to all of our full-time employees over the age of 21 with at least three months of service.  This plan allows our employees to save money for retirement in a tax-advantaged manner.  All of our named executive officers currently participate in this plan.  For each participant for fiscal 2010, we contributed 100% of the first 3% of salary that the participant contributed to the plan, and 50% of the next 2% contributed.  This is the level of matching contribution that the plan prescribes, and it has not been changed in many years.

Supplemental deferred compensation plan

We provided a supplemental deferred compensation plan during fiscal 2010 for Mr. Saxon, Mr. Culp, IV and Mr. Bowling.  Under this plan, we contribute 15% of Mr. Saxon’s base salary each year to his plan account.  For Mr. Culp, IV and Mr. Bowling, the Company contributed 7.5% of their base salary for fiscal 2010 to their respective plan accounts.  The 15% amount for Mr. Saxon was set by a past Compensation Committee more than ten years ago and has been retained each year.  We originally adopted this plan for Mr. Saxon instead of providing split-dollar life insurance plans similar to the one described below that we provide for our Chairman, Mr. Culp, III.  In fiscal 2009, Mr. Culp, IV and Mr. Bowling were added to this plan at a contribution rate of 5%, which was increased to 7.5% for fiscal 2010.  The plan also allows the participants to defer additional amounts of their salary or bonus into the plan at their discretion, up to 75% of compensation other than amounts required for withholding taxes.

Split-dollar life insurance plan

We have participated in a split-dollar life insurance plan with Mr. Culp, III, our Chairman and former CEO, for more than 20 years.  Under this plan, we pay the premiums on policies insuring Mr. Culp’s life and, in some cases, the life of Mr. Culp’s spouse as well.  Upon the death of Mr. Culp or his spouse, as set forth in the individual policies, the beneficiaries named under the policy will receive the policy proceeds that remain after we have recovered an amount equal to the total policy premiums we have paid.   In fiscal 2009, we suspended premium payments associated with this policy as part of the Company’s profit improvement plan.  We have established a procedure for monitoring the performance of the policy and will make a decision on an annual basis with regard to ongoing premium payments.  No premiums were paid in fiscal 2010.

Perquisites

We provide only very limited perquisites.  During fiscal 2010, the only perquisite provided to any group of the named executive officers was an automobile allowance for the named executives (except for Mr. Gallagher).  This benefit has been offered for many years, and we believe it is a common element of a competitive compensation package for companies that are comparable to the Company.  We also pay dues to a business club in High Point for Mr. Culp, III, for purposes of meeting with customers and other business contracts, and also because we believe it is a common element of a competitive compensation package.

Severance protection plan

We have maintained a severance protection plan for many years that covers certain of our officers, including Mr. Saxon and Mr. Culp, III.  In fiscal 2008, Mr. Culp, IV and Mr. Bowling were added to the plan.  The plan operates through written agreements we have with each officer.  Under each of these agreements, the officer will be entitled to receive payment from the Company in certain circumstances if the officer’s employment terminates in anticipation of, or within a particular time period following, a change of control of our Company.  The agreements are “double trigger” arrangements that only allow an executive to receive a change of control severance payment if he demonstrates an adverse change in his conditions of employment.

In each case, upon the officer’s termination the Company would pay the officer an amount that is approximately double his total compensation at the time of termination.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.

Each agreement also provides for an additional payment of one year’s total compensation to the officer in exchange for non-competition covenants.  For information about these covenants, the circumstances in which payments under the agreements would be triggered and the estimated amounts of the payments to our executive officers, see “Potential Payments Upon Termination or Change of Control.”

Changes for Fiscal 2011

In July 2010, the Compensation Committee took action to adjust the salaries of certain executive officers.  Mr. Culp, III’s salary was increased to $275,000, and Mr. Culp, IV’s salary was increased to $220,000.  The committee also took action to add Mr. Culp, III to the supplemental deferred compensation plan, with an annual Company contribution of 15% of salary, and increased Mr. Bowling’s Company contribution under that plan from 7.5% to 10% of salary.

Also in July 2010, the Compensation Committee approved grants of annual incentive awards that provide for possible bonuses under the Company’s 2007 Equity Incentive Plan to a group of senior managers, including each of the Company’s named executive officers.  These awards are intended to replace the Company’s former Management Incentive Plan for its senior managers.

The incentive awards provide for potential annual bonus payments (in cash or stock, as described below) to the award recipients, based upon an economic value added (EVA) performance measurement.  The awards pay bonuses based upon the EVA of the entire Company in the case of corporate senior officers and managers, and upon the EVA of one of the Company’s two divisions (upholstery fabrics and mattress fabrics) in the case of management of each of the respective divisions.

EVA is calculated by determining the capital employed in the portion of the Company that employs the award recipient (the Company, the upholstery fabrics division or the mattress fabrics division, referred to herein as a “reporting unit’), and then multiplying the capital employed by a cost of capital (stated as a percentage) to determine the “capital charge” for each reporting unit.  The sum of operating income earned by a reporting unit for each month during the fiscal year in excess of the capital charge for the reporting unit for that month is deemed to be the economic value added, or EVA, produced by the reporting unit for the year.

To the extent that EVA is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Compensation Committee.  The Committee has also established a target amount of EVA for each reporting unit.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.

Bonus amounts up to twice the level produced by reaching the target amount of EVA will be paid in cash, unless the recipient elects to receive a portion of the bonus in the form of restricted stock.  If a restricted stock election is made, the portion of the bonus paid in restricted stock will be awarded with a grant date value of 1.25 times the amount that would have been paid in cash, with the restricted stock being subject to a three-year vesting period, such that the recipient must remain employed with the Company for three years to receive the stock, subject to certain exceptions described in the award agreement.  Bonus amounts above twice the amount produced by reaching the target level of EVA will be paid only in restricted stock, subject to the same three-year vesting schedule described above.  The bonus amounts that can be earned pursuant to the awards are capped at a maximum of three times the amount produced by reaching the target level of EVA.

The bonuses paid pursuant to the annual incentive awards are also subject to a “clawback” provision, which states that if the relevant reporting unit’s financial results are restated in a future year and the bonus amount would have been lower using the restated results, all bonus awards are recalculated using the restated financial results, and any excess bonus paid or awarded must be returned to the Company by the award recipient.

Annual incentive awards using overall corporate results as the reporting unit were granted to Mr. Culp, III, Mr. Saxon, Mr. Bowling and Mr. Gallagher.  An award using the mattress fabrics division as the reporting unit was granted to Mr. Culp, IV.  Other senior managers of the Company and its divisions also received similar annual incentive awards.  The potential bonus amounts that could be paid under the awards are from 0% to 240% of salary for Mr. Culp, III; 0% to 240% of salary for Mr. Saxon; 0% to 105% of salary for Mr. Bowling; 0% to 75% of salary for Mr. Gallagher; and 0% to 180% for Mr. Culp, IV.

Conclusions

Our Compensation Committee has considered each of the elements of the named executive officers’ compensation, as described above.  It also has considered the total amounts of current compensation, retirement compensation and potential compensation from equity awards and severance protection that these elements provide to the officers.  The committee believes the amount of each element, and the total amount of compensation, for each named executive officer is reasonable and appropriate in light of the officer’s experience and individual performance, our recent operational and financial challenges and the officer’s role in leading us through those challenges, and the resulting enhancement to shareholder value.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for filing with the SEC.

The foregoing report has been furnished by members of the Compensation Committee.

Kenneth R. Larson, Chairman
Patrick B. Flavin
Kenneth W. McAllister

SUMMARY COMPENSATION TABLE

The following table shows the compensation we paid for fiscal 2008, 2009 and 2010 to our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e) (1)	Option Awards ($) (f) (1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i) (2)	Total ($) (j)
Robert G. Culp, III	2010	250,000	--	--	--	400,000	4,347	27,081	681,428
Chairman (3)	2009	183,333	--	--	--	101,280	2,954	34,913	322,480
	2008	279,167	--	--	62,498	294,000	--	93,756	729,421

Franklin N. Saxon	2010	350,000	--	304,800	--	560,000	9,307	56,199	1,280,306
President and Chief	2009	266,667	--	112,800	52,716	443,100	7,221	59,901	942,405
Executive Officer (3)(4)	2008	339,583	--	--	312,490	514,500	6,235	65,981	1,238,789

Robert G. Culp, IV	2010	209,583	--	101,600	--	242,982	296	24,826	579,287
President, Culp Home	2009	203,750	--	75,200	75,017	118,445	121	20,275	492,808
Fashions Division	2008	190,000	--	--	46,874	142,301	--	8,045	387,220

Kenneth R. Bowling	2010	175,000	--	--	--	122,500	568	17,525	315,593
Chief Financial	2009	160,625	--	18,800	50,011	44,310	307	17,827	291,880
Officer, Treasurer and	2008	160,000	--	--	46,874	47,040	193	7,956	262,063
Corporate Secretary (4)

Thomas B. Gallagher, Jr.	2010	128,000	--	--	--	64,000	47	6,731	198,778
Corporate Controller,	2009	127,500	3,000	--	--	21,606	29	6,667	158,802
Assistant Treasurer and	2008	121,417	--	--	7,689	23,912	2	5,689	158,709
Assistant Secretary

(1)
These numbers reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2008 through fiscal 2010 for equity-based awards granted to each officer.  The awards therefore reflect the unrecognized compensation expense that will be recorded in the Company’s financial statements, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions we made in calculating the expense, please see note 15 to the financial statements included in our fiscal 2010 Annual Report on Form 10-K.

(2)	The following table shows the components of “All Other Compensation.”

	401(k) plan match (a) ($)	Amount paid for group life insurance ($)		Contribution to non-qualified deferred compensation plan ($)	Perquisites (b) ($)
Culp, III	7,995	1,120	(c)	--	17,966
Saxon	11,269	1,180		43,750	--
Culp, IV	10,647	1,049		13,130	--
Bowling	5,746	839		10,940	--
Gallagher	6,104	627		--	--

(a)	The amount paid for life insurance consists of premiums for group life insurance that is generally available to all salaried full-time employees.

(b)
See comment under Split-dollar life insurance plan paragraph on page 16 regarding the discontinuance of premium payments previously paid for Mr. Culp, III.  Mr. Culp, III’s perquisites consisted of $16,500 for an auto allowance and the remaining balance related to business club dues.

(c)	Perquisites for the other named executive officers were less than $10,000 per officer.

(3)	Mr. Culp, III served as our chairman and CEO until April 30, 2007. Effective May 1, 2007, Mr. Saxon became our president and CEO. Mr. Culp, III continues to serve as chairman of our board.

(4)	Mr. Saxon was our principal financial officer during fiscal 2007. Effective May 1, 2007, the Board promoted Mr. Bowling from vice president, finance and treasurer to chief financial officer.

The stock award expense reflected in column (e) of the table is for restricted stock awards and restricted stock units we granted in January and July 2009.   For additional information, see the narrative following the “Grants of Plan-Based Awards” table below.

The option award expense reflected in column (f) of the table is for options we granted to the officers in fiscal years 2008 and 2009.  For all of these options:

•	the exercise price is at least equal to the fair market value of our common stock at the time of grant;

•	the term is ten years;

•	20% of each grant vests on each of the first five anniversaries of the grant date;

•	the options terminate three months after the optionee’s death, disability or termination (immediately, for termination due to misconduct);

•	no dividends are paid or accrue on unexercised options; and

•	there may be no transfers except upon the optionee’s death or, if approved by the Compensation Committee, by gift to an immediate family member or family trust.

Column (h) shows the amount of interest earned during the fiscal year on the officer’s account balance under our deferred compensation plan that the SEC considers to be “above market.”  The Compensation Committee is responsible for setting this interest rate.  The current rate, which is the rate for 30-year treasury notes plus 2.5%, has been in place since fiscal 2003.  For more information about this plan, see “−Non-Qualified Deferred Compensation” below.

Grants of Plan-Based Awards

The following table provides information about the plan-based awards we made to the named executive officers in fiscal 2010.  It also provides information about the potential bonus payable to executive officers under our management incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units #	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Super Maximum ($)

(a)	(b)	(c)	(d)	(dd)	(e)	(i)	(l)
Robert G. Culp, III	N/A	20,000	200,000	300,000	400,000	---	---

Franklin N. Saxon	N/A	28,000	280,000	420,000	560,000	---	---
	07/01/09	---	---	---	---	60,000	304,800
Robert G. Culp, IV	N/A	11,550	115,500	173,250	231,000	---	---
	07/01/09	---	---	---	---	20,000	101,600

Kenneth R. Bowling	N/A	6,125	61,250	91,875	122,500	---	---

Thomas B. Gallagher, Jr.	N/A	3,200	32,000	48,000	64,000	---	---

The other stock awards listed in column (i) are restricted stock awards we granted in July 2009 under our 2007 equity incentive plan.  One-third of the restricted stock awards will vest on each of July 1, 2012, July 1, 2013 and July 1, 2014.  The recipients have full voting rights and are eligible to receive dividends on these restricted stock awards prior to vesting.  In the event of a change of control, the vesting of these awards is accelerated.

Management incentive plan bonus

For the past three fiscal years, annual incentive bonuses have been awarded to management, including the named executive officers under our Management Incentive Plan, which awards bonuses based on our Company’s achievement of pre-established financial performance goals.

For fiscal 2010, the Compensation Committee set financial performance goals and potential bonus awards under the corporate Management Incentive Plan.  Mr. Culp, III, Mr. Saxon, Mr. Bowling, and Mr. Gallagher were among the plan participants.  The financial performance measures for fiscal 2010 were operating income, free cash flow and net sales, in each case excluding certain extraordinary and non-recurring items.  These measures are weighted to make up the total bonus opportunity, as follows:

Measure	Weight
Operating income	50%
Free cash flow	20%
Net Sales	30%

The Compensation Committee set threshold, target, maximum and super maximum performance levels for each measure.

The committee awarded each participant a target bonus opportunity under the plan.  For each measure, the committee also established a performance level below the target and two performance levels above the target.  The lower or “threshold” performance level was the level below which no participant would receive a bonus based on that measure.  For performance at that threshold level, a participant would receive 10% of his targeted bonus for that measure.  The two higher performance levels, which we call the “maximum” and “super maximum,” corresponded to higher bonus payments of 150% and 200% of target, respectively, for the measure.   For performance between any of these levels, participants would receive a proportional payout.  The four performance levels, and the percentages of target bonus to which they corresponded, were as follows:

Threshold	10%
Target	100%
Maximum	150%
Super maximum	200%

For fiscal 2010, the target bonus opportunities for the named executive officers ranged from 25% to 80% of salary.  Thus, assuming the Company met at least the threshold performance levels under the plan, the potential bonuses for these officers ranged from 2.5% to 160% of salary.

The thresholds for all named executives except Mr. Culp, IV were operating income at $8.0 million for minimum, $10.5 million for target, $12.5 million for maximum, and $14.5 million for super maximum.  Free cash flow thresholds were $1.8 million for minimum, $4.4 million for target, $6.1 million for maximum, and $7.9 million for super maximum.  Net sales thresholds were $177 million for minimum, $185.5 million for target, $194.6 million for maximum, and $203.9 million for super maximum.

The actual results that determined incentive bonuses for all named executives except Mr. Culp, IV were as follows:  operating income was $16.0 million, free cash flow was $13.0 million, and net sales were $206.4 million, as calculated in accordance with the plan.  These levels were at the super maximum level for all three performance measures, which resulted in an incentive bonus of 200% of the target levels disclosed in the “Grants of Plan-Based Awards” table, as reflected in column (g) of the Summary Compensation table.  These bonus levels resulted from corporate financial performance that was much stronger than anticipated.

In fiscal 2010, Mr. Culp, IV continued to participate in a separate incentive bonus plan that provides for bonuses to senior management of the Culp Home Fashions (CHF) division, which Mr. Culp, IV serves as President.  Bonuses were based on the performance of the CHF division against pre-established financial performance measures for the division.  Like the corporate Management Incentive Plan, the CHF incentive plan sets performance measures on the basis of operating income, free cash flow and net sales, in each case excluding extraordinary and non-recurring items.  Threshold, target, maximum and super maximum bonus levels were set on the same basis as for the corporate Management Incentive Plan.

The thresholds for Mr. Culp, IV were based upon the performance of the mattress fabrics segment only.  These thresholds for operating income were $9.5 million for minimum, $12.3 million for target, $13.9 million for maximum, and $15.6 million for super maximum.  The free cash flow thresholds for the mattress fabrics segment were $9.5 million for minimum, $11.3 million for target, $12.3 million for maximum, and $13.3 million for super maximum.  The net sales thresholds for the mattress fabrics segment were $105 million for minimum, $110.3 million for target, $114.6 million for maximum, and $118.9 million for super maximum.

For Mr. Culp, IV, the results of the mattress fabrics segment that determined his incentive bonus were as follows:  operating income was $15.5 million, free cash flow was $15.3 million, and net sales were $114.8 million, as calculated in accordance with the plan.  The mattress fabrics segment achieved operating income between the maximum and super maximum levels, free cash flow at the super maximum level, and net sales between the maximum and super maximum levels, which resulted in Mr. Culp, IV receiving an incentive bonus of 184% of his target opportunity set forth in the “Grants of Plan-Based Awards” table.

In addition to the incentive bonus under the regular CHF incentive plan, we also paid additional bonus amounts totaling $30,000 to Mr. Culp, IV based on the CHF division achieving specified levels of improvement in inventory turns.  Mr. Culp, IV participates in a bonus arrangement that pays certain members of the CHF division’s management a quarterly bonus for improvements in division inventory management.  Under the plan, Mr. Culp, IV earns a bonus of $5,000 for each quarter that division inventory turns exceed the same quarter of the prior year, $7,500 for any quarter in which inventory turns improve by 7.5%, and $10,000 for any quarter in which inventory turns improve by 15%.  Pursuant to this arrangement, Mr. Culp, IV received a bonus of $10,000 for each of the 2nd, 3rd and 4th quarters of fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our named executive officers held as of the end of fiscal 2010.

Name	Option Awards					Stock Awards
(a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (j)
Robert G. Culp, III	10/3/2005 (1)	30,000	--	4.59	10/2/2010	--	--	--	--
	6/14/2006 (2)	22,500	7,500	4.52	6/13/2011	--	--	--	--
	6/25/2007 (3)	4,000	6,000	8.75	6/25/2017	--	--	--	--
Franklin N. Saxon	10/3/2005 (1)	24,000	--	4.59	10/2/2010	--	--	--	--
	6/14/2006 (2)	18,000	6,000	4.52	6/13/2011	--	--	--	--
	6/25/2007 (3) 1/7/2009 (4)	20,000 8,000	30,000 32,000	8.75 1.88	6/25/2017 9/30/2018	-- --	-- --	-- --	-- --
	1/7/2009 (5)	--	--	--	--	60,000	112,800	--	--
	7/1/2009 (7)	--	--	--	--	60,000	304,800	--	--
Robert G. Culp, IV	10/3/2005 (1)	18,000	--	4.59	10/2/2010	--	--	--	--
	6/14/2006 (2)	9,000	3,000	4.52	6/13/2011	--	--	--	--
	6/25/2007 (3) 6/17/2008 (4)	3,000 3,000	4,500 12,000	8.75 7.08	6/25/2017 6/16/2018	-- --	-- --	-- --	-- --
	1/7/2009 (5)	--	--	--	--	15,000	28,200	--	--
	1/7/2009 (6)	--	--	--	--	--	--	8,333	15,667
	7/1/2009 (7)	--	--	--	--	20,000	101,600	--	--
Kenneth R. Bowling	6/14/2006 (2)	--	2,500	4.52	6/13/2011	--	--	--	--
	6/25/2007 (3) 6/17/2008 (4)	3,000 2,000	4,500 8,000	8.75 7.08	6/25/2017 6/16/2018	-- --	-- --	-- --	-- --
	1/7/2009 (5)	--	--	--	--	10,000	18,800	--	--
Thomas B. Gallagher, Jr.	6/14/2006 (2)	--	1,000	4.52	6/13/2011	--	--	--	--
	6/25/2007 (3)	--	1,800	8.75	6/25/2017	--	--	--	--

(1)	The options in this grant vest in four equal installments on the first four anniversaries of the grant date. As of the end of fiscal 2010, these options were fully vested.

(2)	The options in this grant vest in four equal installments on the first four anniversaries of the grant date. As of the end of fiscal 2010, three quarters of the options had vested.

(3)	The options in this grant vest in five equal installments on the first five anniversaries of the grant date. As of the end of fiscal 2010, two-fifths of the options had vested.

(4)	The options in this grant vest in five equal installments on the first five anniversaries of the grant date. As of the end of fiscal 2010, one-fifth of the options had vested.

(5)	The restricted stock awards in this grant vest in three equal annual installments beginning on May 1, 2012.

(6)
The restricted stock units in this grant contingently vest in three equal installments if, in any discrete period of two consecutive fiscal quarters from February 2, 2009 through April 30, 2009, the return on capital for the mattress fabrics segment exceeds certain pre-established targets.  As of the end of fiscal 2010, 80,000 of the restricted stock units had vested.

(7)	The restricted stock awards in this grant vest in three equal annual installments beginning on July 1, 2012.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and common stock acquired on vesting by the named executive officers in fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Culp, III	--	--	--	--
Franklin N. Saxon	--	--	--	--
Robert G. Culp, IV	--	--	16,667	147,250
Kenneth R. Bowling	13,500	115,502	--	--
Thomas B. Gallagher, Jr.	3,200	22,281	--	--

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan for certain management employees.  The following table provides information about amounts we contributed to the named executive officers’ plan accounts in fiscal 2010, voluntary contributions to the plan by those executive officers, and the executive officers’ earnings under the plan.  The last column shows each executive officer’s total account balance as of the end of fiscal 2010.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Robert G. Culp, III	--	--	5,857	--	248,750
Franklin N. Saxon	8,000	43,750	12,950	--	566,344
Robert G. Culp, IV	--	13,130	508	--	24,959
Kenneth R. Bowling	--	10,940	762	--	35,152
Thomas B. Gallagher, Jr.	--	--	64	--	2,699

(1)	All amounts in this column are included in column (i), “All Other Compensation,” of the Summary Compensation Table on page 19.

(2)
Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” of the Summary Compensation Table:  Mr. Culp, III - $4,347; Mr. Saxon – $9,307; Mr. Culp, IV – $296; Mr. Bowling – $568; and Mr. Gallagher - $47.

Under the plan, each participant may elect to defer any or all of his annual salary or bonus into his plan account.  In addition, we have the ability to make Company contributions in any amount to any participant’s account.  We have agreed with Mr. Saxon to contribute an amount equal to 15% of his annual salary to his plan account each year.  Additionally, Mr. Culp, IV and Mr. Bowling received Company contributions equal to 7.5% of their annual salaries each year.   We have also agreed to pay the officer’s share of social security taxes on the amount of our contributions.  Aside from the aforementioned contributions, we did not make Company contributions to the account of any plan participant in fiscal 2010.

Our Compensation Committee sets the rate of interest for plan accounts.  The current rate, set in fiscal 2003, is equal to the rate for 30-year treasury notes plus 2.5%.  We currently compound interest on a monthly basis.

In general, if a participant’s employment terminates for any reason other than death, he will receive his account balance in a lump sum payment within 30 days after termination.  However, certain participants who are officers or shareholders of our Company, including the five named executive officers listed above, must wait six months after termination before receiving a distribution from the plan.

If a participant dies, we will pay his account balance to his beneficiary in a single lump sum within 30 days.

A participant may request to receive an early distribution of all or a portion of his account balance if he suffers a financial hardship involving unexpected and unforeseeable emergency medical expenses that are beyond the participant’s control.  A committee consisting of the chief executive officer, the chief financial officer and the head human resources officer has sole discretion to grant or deny such requests.

In addition, we have the right to terminate the plan at any time and distribute all account balances.  If we choose to do this, we must make the distributions between the date that is 12 months after we have completed all action necessary to terminate the plan and the date that is 24 months after the termination.

Because this is a nonqualified plan, benefits are unsecured.  This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change of Control

During fiscal 2010, the Company was party to change of control and non-competition agreements with Mr. Culp, III, Mr. Saxon, Mr. Culp, IV and Mr. Bowling.

The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our Company.  The agreements are not ordinary employment agreements.  Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.  Each agreement has a rolling three-year term.

Under these agreements, any of the following events would be a “change of control”:

•	any person, entity or group acquiring, directly or indirectly, 35% or more of our common voting stock (subject to certain exceptions);

•
a merger or consolidation involving us and another entity, if we are not the surviving entity and after the merger or consolidation the holders of 35% or more of the voting stock of the surviving corporation were not holders of our voting stock immediately before the transaction;

•	our liquidation or dissolution, or a sale or transfer of substantially all of our assets; or

•	a change in the majority of our directors that our directors have not approved.

Each agreement provides for payment to the officer in connection with a change of control if any of the following triggering events were to occur:

(1)	the officer is terminated in anticipation of the change of control,

(2)	the officer is terminated within three years after the change of control for any reason other than death, disability or for cause, or

(3)	the officer terminates his employment during that three-year period following the change of control because we (or our survivor) change his employment conditions in a negative and material way.

Following a triggering event, the officer would be entitled to payment in the amount of 1.99 times his total compensation.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.  However, any compensation that would constitute a parachute payment under Section 280G of the federal tax code would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

Each agreement currently allows the officer to choose whether to receive his change of control payment in a single lump sum or in equal monthly installments over the thirty-six month period following termination.

The agreements also provide for an additional payment of one year’s total compensation to each officer in exchange for non-competition covenants by the officer that take effect only if the officer’s employment terminates following a change of control.  Under these covenants, each officer has agreed not to compete with us or solicit our customers or employees for 12 months following termination.  The officer would receive the non-competition payment in 12 equal monthly installments beginning on the date of termination.

In addition, the agreements require us to reimburse the officers for any fees and expenses incurred in connection with any claim or controversy arising out of or relating to the agreements.

The following table estimates the total amounts we would owe Mr. Culp, III, Mr. Saxon, Mr. Culp, IV and Mr. Bowling under these agreements if there had been a change of control (and all agreements had been in effect at that time), and the officers had been terminated, on May 2, 2010, the last day of fiscal 2010.

Estimated Payments under Change of Control and Non-competition Agreements

Name	Change of Control Payment ($)	Non-Competition Payment ($)	Total Payment ($)
Mr. Culp, III	1,293,500	650,000	1,943,500
Mr. Saxon	1,810,900	910,000	2,720,900
Mr. Culp, IV	901,434	452,982	1,354,416
Mr. Bowling	592,025	297,500	889,525

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company do not receive additional compensation for service as directors. In fiscal 2010, we paid each of our non-employee directors the following compensation:

•	an annual retainer of $32,500 ($37,500 for the lead director).

•	a grant under our 2007 equity incentive plan of 2,000 stock options, with an exercise price equal to fair market value on the date of grant (as defined in the plan) and a 10-year term.

For fiscal 2011, the annual retainer for non-employee directors has been increased to $40,000 ($45,000 for the lead director), with the annual grant of options unchanged.  The following table shows the total compensation we paid our non-employee directors in fiscal 2010 for their service on our board.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (d) (1) (2)	All Other Compensation ($) (g)	Total ($) (h)
Patrick B. Flavin	32,500	8,878	--	41,378
Kenneth R. Larson	32,500	8,878	--	41,378
Kenneth W. McAllister	37,500	8,878	--	46,378

(1)	As of the end of fiscal 2010, our non-employee directors held the following options to purchase our common stock:

Director	Number of Options
Patrick B. Flavin	15,625
Kenneth R. Larson	11,875
Kenneth W. McAllister	15,625

(2)	The amounts reflected in this column are the grant date fair market value of the options awarded.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee, all of whom are non-employee directors and independent directors, are Mr. Larson (Chairman), Mr. Flavin, and Mr. McAllister.  None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related parties are reviewed and approved by our Audit Committee, which is made up entirely of independent directors.  We collect information about related party transactions from our officers and directors through annual questionnaires distributed to officers and directors.  Each director and officer agrees to abide by our Code of Business Conduct and Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and the officer or director must be reported to the Audit Committee of the Board and is subject to approval by the Audit Committee if and when appropriate.  The Code of Business Conduct and Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company.  The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions.  The Audit Committee reviews and makes determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.  Policies requiring review and approval of any transaction or arrangement with a director or executive officer that may present a conflict of interest are set forth in the Code of Business Conduct and Ethics, which states that such transactions will only be approved when the Audit Committee finds that the transaction is in the best interests of the Company even though it presents or appears to present a conflict of interest.  The Company is not aware of any such transaction with any shareholder owning more than five percent of our stock who is not a director or officer, but any such transaction would be reviewed using the same guidelines as for officers and directors.  The transaction described below was reviewed and approved by the Audit Committee using the Company’s policies and procedures described herein.

Lease Transactions.  During fiscal 2010, the Company leased an industrial facility from a partnership owned by Robert G. Culp, III, Chairman of the Board of Directors, and his spouse.  The lease was assumed by the Company in connection with its August 2008 acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, LP, as the leased facility contained the fabric manufacturing operations of Bodet & Horst.  The facility contains approximately 63,522 square feet of floor space and is located in High Point, North Carolina.  The term of the lease was through June 2010, with one three-year renewal option that may be exercised by the Company.  The Company and the lessor are currently negotiating a renewal of this lease.  Base rent for the leased facility during fiscal 2010 was $12,704 per month.  The lessor is generally responsible for maintenance only of roof and structural portions of the leased facility.  The industrial facility is leased on a “triple net” basis, with the Company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance.  The Company believes that at the time the lease and any lease renewals were executed, the terms of this lease were no less favorable to the tenant than could have been obtained in arm’s length transactions with unaffiliated persons.  The total amount of rent paid by the Company under this related party lease during fiscal 2010 was approximately $152,453.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, its executive officers, any persons who hold more than ten percent of the Company’s common stock and certain trusts (collectively, “insiders”) to report their holdings of and transactions in the Company’s common stock to the Securities and Exchange Commission (the “SEC”).  Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since May 3, 2009.  Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports.  Under the SEC’s rules, insiders must furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of copies of these reports and on written representations the Company has received, the Company believes that since May 3, 2009, its insiders have complied with all applicable Section 16(a) reporting requirements, except that Robert G. Culp, IV did not timely file reports for four transactions during fiscal 2010 that were made in his 401(k) account and for one transaction that occurred as a result of the vesting of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reports and information, systems of internal controls, and accounting, auditing and financial reporting processes.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors and must pre-approve all services provided by the independent auditors.  Both the independent auditors and the Company’s internal auditor report directly to and meet with the Audit Committee.

Management has the primary responsibility for financial statements and the reporting process.  The Company’s firm of independent auditors, which for fiscal year 2010 was Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed with management and Grant Thornton the audited financial statements as of and for the year ended May 2, 2010.  The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company and its management.  The Audit Committee also has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with the concept of auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 2, 2010 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Audit Committee.

Patrick B. Flavin, Chairman
Kenneth R. Larson
Kenneth W. McAllister

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth the fees billed to the Company by Grant Thornton LLP for services in the fiscal 2009 and fiscal 2010.

	Fiscal 2010	Fiscal 2009
Audit Fees	$309,555	$308,823
Audit-Related Fees (1)	--	21,525
Tax Fees (2)	17,604	35,589
Total	$327,159	$365,937

(1)	Audit-related fees for fiscal 2009 are for services related to financial reporting of the B&H acquisition that closed in August 2008.

(2)	Tax fees for both years are for services rendered in connection with domestic and foreign tax compliance and advisory services.

The Audit Committee’s policy is to approve in advance all audit fees and terms and all non-audit services provided by the independent auditors.  Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, any member of the Audit Committee who is an independent member of the Board of Directors may approve proposed non-audit services that arise between committee meetings, provided that the decision to pre-approve the service is presented at the next scheduled committee meeting.  The Audit Committee pre-approved 100% of the services provided by Grant Thornton during fiscal 2010.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board is responsible for the appointment, compensation and retention of our independent auditors.  Grant Thornton LLP served as the independent auditors for the Company for fiscal year 2010.  The Board of Directors recommends that the shareholders ratify the appointment of Grant Thornton LLP to serve as the independent auditors for the Company for fiscal year 2011.  If the shareholders do not ratify this appointment, the Audit Committee will consider other independent auditors.

Grant Thornton LLP has served as the independent auditor for the Company since September 26, 2007.  Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders’ questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Grant Thornton LLP as independent auditors for fiscal year 2011.

SHAREHOLDER PROPOSALS FOR 2010 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s bylaws.  The nominees named in this proxy statement are those chosen by the Board of Directors, upon the recommendation of the Board’s Corporate Governance and Nominating Committee.  Nominations may also be made by shareholders in accordance with the Company’s bylaws.  The bylaws require that such nominations be received by the Company at least 120 days prior to the Annual Meeting, and that the nominations include certain biographical and other information about the persons nominated as specified in the bylaws.  See also “Director Nomination Process” on page 9.  For shareholder proposals and nominations for director to be considered for inclusion in the proxy statement for the 2011 Annual Meeting, the Company must receive them no later than April 19, 2011.  Such proposals should be directed to Culp, Inc., Attention: Corporate Secretary, 1823 Eastchester Drive, Post Office Box 2686, High Point, North Carolina 27261.

DELIVERY OF ADDITIONAL COPIES OF PROXY STATEMENTS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and Annual Report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement.  The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and Annual Report to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies and/or requests for multiple copies of the proxy statement and Annual Report in the future should be directed to Culp Inc., Attn. Kenneth R. Bowling, 1823 Eastchester Drive, Post Office Box 2686, High Point, North Carolina 27261-2686, or by calling (336) 889-5161 and asking to speak to Mr. Bowling.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and Annual Report may contact the Company as noted above to request that only a single copy of the proxy statement and Annual Report be mailed in the future.

OTHER MATTERS

The Company’s management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein.  Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

By Order of the Board of Directors,

FRANKLIN N. SAXON
President & Chief Executive Officer

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2010 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION:  KENNETH R. BOWLING, CORPORATE SECRETARY, 1823 EASTCHESTER DRIVE, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.